Exhibit 99.2

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
x

CASCAL N.V.,	:
:
Plaintiff,	:
:
v.	:	No. 10 Civ. 3613 (LAK)
:
SEMBCORP UTILITIES PTE LTD.,	:	ECF Case
SEMBCORP INDUSTRIES LTD.,	:
BIWATER INVESTMENTS LTD., and	:
BIWATER HOLDINGS LIMITED,	:
:
Defendants,	:
x

MEMORANDUM OF LAW IN SUPPORT OF THE BIWATER DEFENDANTS’

MOTION TO DISMISS FOR LACK OF JURISDICTION OR,

ALTERNATIVELY, ON FORUM NON CONVENIENS GROUNDS

WACHTELL, LIPTON, ROSEN & KATZ 51 West 52nd Street New York, New York 10019-6150 Telephone: (212) 403-1000 Attorneys for Defendants Biwater Investments Ltd. and Biwater Holdings Limited

-i-

TABLE OF AUTHORITIES

Cases	Page(s)

Alcoa Steamship Co., Inc. v. M/V Nordic Regent,
654 F.2d 147 (2d Cir. 1978)	2 n.1

Alfadda v. Fenn,
159 F.3d 41 (2d Cir. 1998)	14, 16 n.8, 18 n.9, 19

Allstate Life Ins. Co. v. Linter Group Ltd.,
994 F.2d 996 (2d Cir. 1993)	16 n.8, 19

APA Excelsior III L.P. v. Premiere Techs., Inc.,
49 F. Supp. 2d 664 (S.D.N.Y. 1999)	11

Asahi Metal Indus. Co. v. Super. Ct. of Cal., Solano County,
480 U.S. 102 (1987)	13

ATSI Commc’ns, Inc. v. Shaar Fund, Ltd.,
2004 WL 909173 (S.D.N.Y. Apr. 28, 2004)	7, 8, 24, 26

Bersch v. Drexel Firestone, Inc.,
519 F.2d 974 (2d Cir. 1975)	10

BFI Group Divino Corp. v. JSC Russian Aluminum,
481 F. Supp. 2d 274 (S.D.N.Y. 2007), aff’d,
2008 WL 4810779 (2d Cir. Nov. 4, 2008)	21

Capital Currency Exch., N.V. v. Nat’l Westminster Bank PLC,
155 F.3d 603 (2d Cir. 1998)	15

Carey v. Bayerische HypoUnd Vereinsbank AG,
370 F.3d 234 (2d Cir. 2004)	16

Carnegie-Mellon Univ. v. Cohill,
484 U.S. 343 (1988)	27

CCS Int’l v. ECI Telesystems, Ltd.,
1998 WL 512951 (S.D.N.Y. Aug. 18, 1998)	20

Central Bank of Denver, N.A. v. First Interstate Bank of Denver, N.A.,
511 U.S. 164 (1994)	24

Central States, Se. & Sw. Areas Pension Fund v. Reimer Express World Corp.,
230 F.3d 934 (7th Cir. 2000)	8 n.2

Chaiken v. VV Pub. Corp.,
119 F.3d 1018 (2d Cir. 1997)	9

Conn. Nat’l Bank v. Fluor Corp.,
808 F.2d 957 (2d Cir. 1987)	26

DiLeo v. Ernst & Young,
901 F.2d 624 (7th Cir. 1990)	25

-ii-

Direct Mail Prod. Servs. Ltd. v. MBNA Corp.,
2000 WL 1277597 (S.D.N.Y. Sept. 7, 2000)	10, 12 n.6

Do Rosário Veiga v. World Meteorological Org.,
486 F. Supp. 2d 297 (S.D.N.Y. 2007)	20

Ernst & Ernst v. Hochfelder,
425 U.S. 185 (1976)	26

Europe & Overseas Commodity Traders, S.A. v. Banque Paribas London,
940 F. Supp. 528 (S.D.N.Y. 1996), aff’d on other grounds,
147 F.3d 118 (2d Cir. 1998)	15, 16 n.8

FDIC v. Milken,
781 F. Supp. 226 (S.D.N.Y. 1991)	8 n.2

First Union Nat’l Bank v. Paribas,
135 F. Supp. 2d 443 (S.D.N.Y. 2001), aff’d sub nom.
First Union Nat’l Bank v. Arab African Int’l Bank,
48 F. App’x 801 (2d Cir. 2002)	13, 15, 18, 21

Fishbaum v. Liz Claiborne, Inc.,
1999 WL 568023 (2d Cir. July 27, 1999)	25 n.13

Gulf Oil Corp. v. Gilbert,
330 U.S. 501 (1947)	16-17

Gurary v. Winehouse,
190 F.3d 37, 44 (2d Cir. 1999)	26

Helicopteros Nacionales de Colombia, S.A. v. Hall,
466 U.S. 408 (1984)	8

Howe v. Goldcorp Invs., Ltd.,
946 F.2d 944 (1st Cir. 1991)	16 n.8,

Ilusorio v. Ilusorio-Bildner,
103 F. Supp. 2d 672 (S.D.N.Y. 2000)	21

In re Air Crash Near Peixoto de Azevedo, Brazil, on Sept. 29, 2006,
574 F. Supp. 2d 272 (E.D.N.Y. 2008)	15

In re EADS Co. Secs. Litig.,
2010 WL 1191888	16 n.8

In re Forest Labs., Inc. Deriv. Litig.,
450 F. Supp. 2d 379 (S.D.N.Y. 2006)	25 n.13

In re Ivan F. Boesky Secs. Litig.,
36 F.3d 255 (2d Cir. 1994)	24

In re Motel 6 Secs. Litig.,
161 F. Supp. 2d 227 (S.D.N.Y. 2001)	24

Iragorri v. United Techs. Corp.,
274 F.3d 65 (2d Cir. 2001)	14

-iii-

Jazini v. Nissan Motor Co.,
148 F.3d 181 (2d Cir. 1998)	7, 8 n.2

John Labatt Ltd. v. Onex Corp.,
890 F. Supp. 235 (S.D.N.Y. 1995)	23

Kolari v. N.Y.-Presbyterian Hosp.,
455 F.3d 118 (2d Cir. 2006)	27

Leasco Data Processing Equip. Corp. v. Maxwell,
468 F.2d 1326 (2d Cir. 1972)	8, 10

Marland v. Heysel,
2008 WL 2704318 (S.D.N.Y. July 10, 2008)	27

Martinez v. Simonetti,
202 F.3d 625 (2d Cir. 2000)	27

Merrill Lynch, Pierce, Fenner & Smith, Inc. v. Dabit,
547 U.S. 71 (2006)	22

Metro. Life Ins. Co. v. Robertson-Ceco Corp.,
84 F.3d 560 (2d Cir. 1996)	8, 12

Mills v. Polar Molecular Corp.,
12 F.3d 1170 (2d Cir. 1993)	26

Norex Petroleum Ltd. v. Access Indus., Inc.,
416 F.3d 146 (2d Cir. 2005)	13

Otor, S.A. v. Credit Lyonnais, S.A.,
2006 WL 2613775 (S.D.N.Y. Sept. 11, 2006)	16 n.8, 20

Piper Aircraft Co. v. Reyno,
454 U.S. 235 (1981)	14

Pollux Holding Ltd. v. Chase Manhattan Bank,
329 F.3d 64 (2d Cir. 2003)	14

Reers v. Deutsche Bahn AG,
320 F. Supp. 2d 140 (S.D.N.Y. 2004)	21

Rothman v. Gregor,
220 F.3d 81, 88 (2d Cir. 2000)	2 n.1

San Leandro Emergency Med. Group Profit Sharing Plan v. Philip Morris Cos.,
75 F.3d 801 (2d Cir. 1996)	25

Simon DeBartolo Group, L.P. v. Richard E. Jacobs Group, Inc.,
186 F.3d 157 (2d Cir. 1999)	23

Sinochem Int’l Co. Ltd. v. Malaysia Int’l Shipping Corp.,
549 U.S. 422 (2007)	13 n.7

Small v. Arch Capital Group, Ltd.,
2005 WL 696903 (S.D.N.Y. Mar. 24, 2005)	27

-iv-

Stamm v. Barclays Bank of New York,
153 F.3d 30 (2d Cir. 1998)	16

Stoneridge Invest. Partners, LLC v. Scientific-Atlanta, Inc.,
552 U.S. 148 (2008)	24

Tellabs, Inc. v. Makor Issues & Rights, Ltd.,
551 U.S. 308 (2007)	25, 26

Transunion Corp. v. PepsiCo, Inc.,
811 F.2d 127 (2d Cir. 1987)	2 n.1

United Mine Workers of Am. v. Gibbs,
383 U.S. 715 (1966)	27

United States v. Cusimano,
123 F.3d 83 (2d Cir. 1997)	25

United States v. Newman,
664 F.2d 12 (2d Cir. 1981)	22

United States v. O’Hagan,
521 U.S. 642 (1997)	20 n.10

Whitaker v. American Telecasting, Inc.,
261 F.3d 196 (2d Cir. 2001)	7

World-Wide Volkswagen Corp. v. Woodson,
444 U.S. 286 (1980)	10

Zappia Middle E. Constr. Co. v. Emirate of Abu Dhabi,
215 F.3d 247 (2d Cir. 2000)	2 n.1

Statutes

15 U.S.C. § 78u-4(b)(1)	25

15 U.S.C. § 78u-4(b)(2)	26

15 U.S.C. § 78u-4(b)(3)(A)	25

15 U.S.C. § 1367	27

Exchange Act § 10(b), 15 U.S.C. § 78j(b)	7, 22, 24, 26, 27

Exchange Act § 14(e), 15 U.S.C. § 78n(e)	7, 23, 24, 26

Rules and Regulations

17 C.F.R. § 240.14e-3(a)	23

17 C.F.R. § 240.14e-3(c)(2)	23 n.11

Fed. R. Civ. P. 8(a)	24

Fed. R. Civ. P. 9(b)	24, 25

Fed. R. Civ. P. 10b-5	20 n.10, 22

-v-

Fed. R. Civ. P. 12(b)(1)	1, 2 n.1, 28

Fed. R. Civ. P. 12(b)(2)	1, 7, 28

Fed. R. Civ. P. 12(b)(6)	1, 28

Fed. R. Civ. P. 14e-3	23, 24

Fed. R. Civ. P. 44.1	2 n.1

Securities Exchange Act Release No. 17120, 1980 WL 20869 (Sept. 4, 1980)	23

-vi-

Defendants Biwater Investments Ltd. and Biwater Holdings Limited respectfully submit this memorandum of law in support of their motion to dismiss plaintiff’s Amended Complaint pursuant to Fed. R. Civ. P. 12(b)(1), (2), and (6) or, in the alternative, on the grounds of forum non conveniens.

PRELIMINARY STATEMENT

Plaintiff Cascal N.V. is a Dutch company that seeks to invoke English-law contracts to thwart the attempt of its majority stockholder, an English company, from selling its majority stake to a Singaporean company. The claims are meritless on their face and do not survive review under the law of this Circuit. But this Court need not, and should not, even reach the merits. As set forth below, this Court does not have personal jurisdiction over Biwater, and this Court is not a proper forum for disposition of these claims.

Cascal, the plaintiff and target, is a Dutch corporation headquartered in Surrey, England. It is suing Biwater, its own majority stockholder, which is an English corporation also headquartered in Surrey (indeed in the same office building as Cascal); and Sembcorp, a Singaporean company headquartered in Singapore. The basis of the claims are two contracts, a Letter Agreement between Cascal and Biwater relating to confidential information, and a Non-Disclosure Agreement between Biwater and Sembcorp, both of which were executed in England by English subjects, both of which call for the application of English law, and one of which contains an express consent by Sembcorp to an English forum.

All that connects this dispute to New York or the United States is the NYSE listing of Cascal’s shares. There is no New York nexus with the terms of either of the relevant contracts or indeed with any of the relationships among these parties. None of the parties has significant business operations in the United States. None of the contractual issues raised or fiduciary obligations or corporate governance arrangements of any of the parties is subject to United States law. Cascal has not alleged any facts to establish that this Court even has jurisdiction over any defendant, or even that any United States person or investor has any interest at all in the outcome of the dispute. And Cascal’s attempts to bootstrap their English-law contract claims into the U.S. securities law claims do not even pass the straight-face test: as set forth below, not only does Cascal not have standing to raise the alleged claims, but the allegations simply make no sense in light of the terms of the two contested contracts and are plainly deficient as a pleadings matter.

As the foregoing suggests, plaintiff has filed suit in this Court in an improper attempt to use this Court and the legal process of the United States to influence the control of entirely foreign companies. There is no merit to plaintiff’s claims. But defendants should not be required to defend these claims here at all. Jurisdiction over all parties lies in the United Kingdom and venue properly lies in the courts of that country. The case should be dismissed at the threshold for lack of personal jurisdiction and on grounds of forum non conveniens.

STATEMENT OF FACTS

A.	The parties

Plaintiff Cascal N.V. (“Cascal”) is a Dutch corporation headquartered in the United Kingdom. Am. Compl. ¶ 9; Savitt Decl., Ex. 1 at 1.1 Although Cascal has been listed on the New York Stock Exchange since 2008, its SEC filings have repeatedly emphasized that “[o]ur offices and all of our assets are located outside of the United States”; that investors “may have

[1]	On a motion to dismiss, the Court may consider the allegations in the Complaint, documents incorporated by reference in the Complaint, and other publicly filed documents. See, e.g., Rothman v. Gregor, 220 F.3d 81, 88 (2d Cir. 2000). Under both Rule 12(b)(1) and the forum non conveniens doctrine, the Court may also consider additional evidentiary materials submitted by defendants. See, e.g., Zappia Middle E. Constr. Co. v. Emirate of Abu Dhabi, 215 F.3d 247, 253 (2d Cir. 2000) (Rule 12(b)(1)); Transunion Corp. v. PepsiCo, Inc., 811 F.2d 127, 130 (2d Cir. 1987) (“Motions to dismiss for forum non conveniens may be decided on the basis of affidavits.”); Alcoa Steamship Co., Inc. v. M/V Nordic Regent, 654 F.2d 147, 149 (2d Cir. 1978) (en banc) (forum non conveniens). These materials are the declarations of William Savitt ( “Savitt Decl.”) and Lawrence Magor (“Magor Decl.”) and the exhibits thereto. In addition, Federal Rule of Civil Procedure 44.1 provides that in determining foreign law, this Court “may consider any relevant material or source, including testimony, whether or not submitted by a party or admissible under the Federal Rules of Evidence.”

difficulty protecting [their] rights as shareholders and in enforcing civil liabilities because [Cascal is] a Dutch public limited liability company;” and that Cascal’s “corporate affairs are governed by our Articles of Association and by the laws governing companies incorporated in The Netherlands.” Savitt Decl., Ex. 1 at 21-22. Cascal is represented in this action by lawyers from Quinn Emanuel resident in that firm’s London office. Savitt Decl., Ex. 2.

Defendants Biwater Investments Ltd. and Biwater Holdings Limited (“Biwater”) are English corporations. Am. Compl. ¶¶ 10-11; Magor Decl. ¶ 3. Like Cascal, Biwater has its principal executive offices in the United Kingdom. Savitt Decl., Ex. 1 at 1, Ex. 3 at 3. Biwater securities do not trade on any U.S. exchange.

Defendants Sembcorp Utilities Pte Ltd. and Sembcorp Industries Ltd. (“Sembcorp”) are Singaporean corporations that have their principal executive offices in Singapore. Am. Compl. ¶¶ 12-13; Savitt Decl., Ex. 4 at 4. The Government of Singapore, through Temasek Holdings, controls 49.7% of Sembcorp Industries. Savitt Decl., Ex. 5 at 71. Sembcorp’s securities do not trade on any U.S. exchange.

B.	Background and the contracts at issue

Since Cascal’s initial public offering in 2008, Biwater has owned approximately 58.5 percent of Cascal’s outstanding stock. In 2008, with the cooperation and consent of Cascal, Biwater unsuccessfully explored the possible sale of its Cascal stake. In October 2009, Biwater resumed this sale process, again with Cascal’s cooperation and consent. Magor Decl. ¶¶ 4-9.

In connection with the 2009 sale process, Cascal and Biwater entered into two interrelated agreements to facilitate the potential transaction. The alleged breaches of these two contracts provide the entire predicate for Cascal’s Amended Complaint. The first agreement, between Cascal and Biwater, is a Letter Agreement dated November 9, 2009 (the “Letter Agreement”). Savitt Decl., Ex. 6. Under that contract, Cascal agreed to provide nonpublic information to Biwater so that Biwater could provide the information to potential purchasers.

Savitt Decl., Ex. 6 at 1.

The second agreement is a Transaction Non-Disclosure Agreement (the “NDA”) between Biwater and Sembcorp, also dated November 9, 2009. Savitt Decl., Ex. 7. The NDA contained provisions restricting the disclosure of information under certain circumstances, as well as a “standstill agreement” that limits Sembcorp’s right to seek to purchase Cascal shares in some circumstances. Savitt Decl., Ex. 7 at 4-5. Under Section (e) of the Letter Agreement, however, Biwater could consent to a transaction, and cause the “standstill” limitations to fall away, so long as Sembcorp made “an offer or tender for all of the share capital of Cascal not already held by it … on the same terms (including as to price and form of consideration) for all Cascal shares (including those being acquired from Biwater in the Transaction . .. . .” Savitt Decl., Ex. 6 at 2.

The NDA also made clear that its provisions were intended to protect only against use and disclosure of Cascal’s information in case Sembcorp’s negotiations with Biwater failed. The NDA specifically provides that if Sembcorp and Biwater reached a deal, then Sembcorp would not be bound by any of those restrictions. Section 10.3 of the NDA thus explicitly states:

… the Offeror acknowledges and agrees that the obligations set out in this letter will survive termination of negotiations or discussions between the Offeror and the Seller, should the Proposed Transaction not be implemented. For the avoidance of doubt, and with the exception of any accrued rights or obligations, the rights and obligations of this letter will no longer apply in the event that an agreement implementing the Proposed Transaction is executed between the Offeror [i.e., Sembcorp] and the Seller [i.e., Biwater] or any member of the Seller’s Group.

Savitt Decl., Ex. 7 at 6 (emphasis added).

The Letter Agreement provides that “[t]his letter agreement shall be governed by English law and any non-contractual obligations arising out of or in connection with this letter agreement, including any non-contractual obligations arising out of the transactions contemplated by this letter agreement, shall be governed by English law.” Savitt Decl., Ex. 6 at 6. Section 10.12 of the NDA similarly provides that “[t]his letter and the relationship between the parties and any non-contractual obligations arising out of or in connection with this letter or the relationship between the parties, shall be governed by, and construed in accordance with, English law.” Savitt Decl., Ex. 7 at 7.

Section 10.12 of the NDA also requires Sembcorp to submit to the jurisdiction of the English courts for “all purposes relating to this letter,” and Section 10.9 requires Biwater’s consent before any third party (including Cascal) will have the right to enforce its terms. Id.

C.	The tender offer

On April 26, 2010, Sembcorp and Biwater executed a Tender Offer and Stockholder Support Agreement (the “Transaction Agreement”), pursuant to which Sembcorp agreed to commence a tender offer for all of the issued and outstanding Common Shares of Cascal within twenty calendar days and Biwater agreed to tender its shares in that offer. Savitt Decl., Ex. 8 at 2, 5. The Transaction Agreement provided that Sembcorp would offer to acquire all of Cascal’s shares at a price of $6.75 per share, subject to the condition that at least 80% of the shares be validly tendered. Under the Transaction Agreement, if the 80% condition is not met, Sembcorp will reduce the offer price to $6.40 per share, and reduce the 80% threshold to 17,868,543 shares (i.e., the number of shares held by Biwater). Savitt Decl., Ex. 8 at 2. In any case, all Cascal shareholders have the right to tender alongside Biwater and will receive the exact same consideration for their shares at the exact same time as Biwater.

Also on April 26, Sembcorp filed a Schedule 13D with the SEC that, among other things, disclosed the terms of the agreement between Sembcorp and Biwater, and set out Sembcorp’s intentions to cause Cascal to delist its shares from the New York Stock Exchange when the offer is concluded. Savitt Decl., Ex. 4 at 8.

D.	Cascal’s Amended Complaint

On May 11, 2010, Cascal filed an Amended Complaint asserting breach of contract claims under the NDA and the Letter Agreement, as well as various purported securities laws claims.

NDA claim. Cascal claims that Sembcorp breached two provisions of the NDA between Sembcorp and Biwater regarding the use of Cascal’s confidential information. Am. Compl. ¶¶ 49-50. Recognizing that it is not a party to the NDA, Cascal alleges that, under Section 10.9, it “is entitled to enforce the terms of the NDA against Sembcorp.” Am. Compl. ¶ 48. But the Complaint fails to recite Section 10.9 in full, which actually makes clear that Cascal may enforce provisions of the NDA only “with the prior written consent of the Seller,” i.e., Biwater, which consent has not been alleged and has not been provided. Savitt Decl., Ex. 7 at 7. The Amended Complaint also fails to acknowledge that Section 10.3 of the NDA expressly provides that “the rights and obligations of this letter will no longer apply in the event that an agreement implementing the Proposed Transaction is executed between the Offeror [i.e., Sembcorp] and the Seller [i.e., Biwater].” Savitt Decl., Ex. 7 at 6 (emphasis added). Sembcorp and Biwater have executed such an agreement. Am. Compl. ¶ 6, 32; Savitt Decl., Ex. 8.

Letter Agreement claim. Cascal also claims that Biwater breached a provision of the Letter Agreement that restricts Biwater from waiving the NDA’s standstill provision. Am. Compl. ¶¶ 53-55. That provision at issue restricted Sembcorp from acquiring Cascal shares for 12 months if Sembcorp could not reach a deal with Biwater. Savitt Decl., Ex. 7 at 4-5. Under the Letter Agreement, Biwater was permitted to waive the standstill to allow Sembcorp to make “an offer or tender for all of the share capital of Cascal not already held by it . . . on the same terms (including as to price and form of consideration) for all Cascal shares (including those being acquired from Biwater in the Transaction . . . .” Savitt Decl., Ex. 6 at 2. Cascal concedes that all Cascal stockholders are being offered the same price for their shares, at the same times and subject to the same conditions, but nevertheless alleges that the acquisition of Biwater’s shares in the Tender Offer is not on the “same terms” because Biwater is required to tender its shares in the Tender Offer, while other shareholders are not. Am. Compl. ¶¶ 6, 55. Cascal also asserts that because Sembcorp purportedly breached the NDA, Biwater was in breach of the Letter Agreement. Am. Compl. ¶ 55.

Securities claims. Cascal claims that Sembcorp has violated or will violate the insider trading prohibitions of Sections 10(b) and 14(e) of the Securities Exchange Act of 1934 by making the Tender Offer while knowing or using confidential information it received under the NDA — the very information that Cascal voluntarily provided to Sembcorp (via Biwater) for use in connection with considering a proposed transaction to acquire Biwater’s shares. Am. Compl. ¶¶ 42-44. Cascal claims that Biwater aided and abetted Sembcorp’s purported securities law violations by entering the Transaction Agreement to sell its shares to Sembcorp. Am. Compl. ¶ 45.

ARGUMENT

POINT I

THERE IS NO PERSONAL JURISDICTION OVER BIWATER.

On a motion to dismiss under Rule 12(b)(2), the plaintiff bears the burden of making a prima facie showing of personal jurisdiction. Whitaker v. American Telecasting, Inc., 261 F.3d 196, 208 (2d Cir. 2001). “[C]onclusory non-fact-specific jurisdictional allegations” are insufficient to make a prima facie case, and this Court is “not bound to accept as true a legal conclusion couched as a factual allegation.” Jazini v. Nissan Motor Co., 148 F.3d 181, 185 (2d Cir. 1998); accord ATSI Commc’ns, Inc. v. Shaar Fund, Ltd., 2004 WL 909173, at *3 (S.D.N.Y. Apr. 28, 2004).

Plaintiff alleges violations of the Securities Exchange Act of 1934, which “extend[s] personal jurisdiction to the full reach permitted by the due process clause.” Leasco Data Processing Equip. Corp. v. Maxwell, 468 F.2d 1326, 1339 (2d Cir. 1972). Under the due process test:

The court must first determine whether the defendant has sufficient contacts with the forum state to justify the court’s exercise of personal jurisdiction. For purposes of this initial inquiry, a distinction is made between “specific” jurisdiction and “general” jurisdiction. Specific jurisdiction exists when “a State exercises personal jurisdiction over a defendant in a suit arising out of or related to the defendant’s contacts with the forum”; a court’s general jurisdiction, on the other hand, is based on the defendant’s general business contacts with the forum state and permits a court to exercise its power in a case where the subject matter of the suit is unrelated to those contacts.

Metro. Life Ins. Co. v. Robertson-Ceco Corp., 84 F.3d 560, 567-68 (2d Cir. 1996) (citations omitted); accord ATSI Commc’ns, 2004 WL 909173, at *2. Even if a defendant has the requisite minimum contacts, the Court must “ask[] whether the assertion of personal jurisdiction comports with ‘traditional notions of fair play and substantial justice’ — that is, whether it is reasonable under the circumstances of the particular case.” Metro. Life Ins., 84 F.3d at 568.

A.	Biwater’s contacts with the United States are insufficient to establish general jurisdiction.

The test for general jurisdiction is a “stringent” one, “requiring the plaintiff to demonstrate the defendant’s ‘continuous and systematic general business contacts’” with the forum. Metro. Life Ins., 84 F.3d at 568 (quoting Helicopteros Nacionales de Colombia, S.A. v. Hall, 466 U.S. 408, 416 (1984)). Biwater has no such contacts here. Biwater is organized under the law of England and Wales and headquartered in England. It is a private company whose securities do not trade in New York or anywhere else in the United States.2 There is thus no basis for the exercise of general jurisdiction here.

[2]

Biwater Holdings Limited owns, through intermediate holding companies, two U.S. subsidiaries located in Florida and California respectively. Plaintiff has failed to plead this fact in its Amended Complaint, no doubt because it recognizes that, as a matter of settled law, the mere ownership of a U.S. subsidiary is insufficient to establish personal jurisdiction over a foreign parent such as Biwater Holdings Limited. See, e.g., Jazini, 148 F.3d at 184 (for U.S. courts “to have personal jurisdiction in th[is] situation, the subsidiary must be either an ‘agent’ or a ‘mere department’ of the foreign parent”); Central States, Se. & Sw. Areas Pension Fund v. Reimer Express World Corp., 230 F.3d 934, 944 (7th Cir. 2000) (absent showing that “the parent [] dominate[s] the subsidiary, . . . permitting the activities of the subsidiary to be used as a basis for personal jurisdiction over the parent violates []due process.” Plaintiff has not made any allegations regarding Biwater’s U.S. subsidiaries at all — let alone any allegations establishing that Biwater dominates them or disregards corporate formalities. Due process thus prohibits this Court from asserting general jurisdiction over Biwater on the basis of its U.S. subsidiaries. See FDIC v. Milken, 781 F. Supp. 226, 230 (S.D.N.Y. 1991) (dismissing securities fraud complaint because “a parent-subsidiary relationship does not itself create jurisdiction over the person unless the subsidiary is the alter ego of the parent or a mere agent acting at the parent’s directions”). Biwater Investments Ltd. has no U.S. subsidiaries.

B.	Biwater’s contacts with the United States are insufficient to establish specific jurisdiction.

To establish specific jurisdiction, a plaintiff must establish both that its claim “arises out of or relates to [the defendant’s] contacts with [the forum]” and that the defendant “purposely availed itself of the privilege of doing business in [the forum] and that it could foresee being haled into court there.” Chaiken v. VV Pub. Corp., 119 F.3d 1018, 1028 (2d Cir. 1997) (citations and internal quotation marks omitted).

Cascal alleges conclusorily that this Court has specific jurisdiction over Biwater based on its “purposeful availment of the rights and benefits of New York law,” Am. Compl. ¶ 18, but there is no substance to that allegation. The only factual allegation that even remotely supports this conclusion appears in paragraph 45 of the Amended Complaint, where plaintiff asserts that “[t]he actions of the Biwater Defendants in entering into the [Transaction Agreement] in connection with the Tender Offer” aided and abetted Sembcorp’s alleged securities law violations.

But the Transaction Agreement between Biwater and Sembcorp cannot possibly provide a basis for the exercise of specific jurisdiction here. Biwater and Sembcorp executives substantially negotiated the agreement during face-to-face meetings in England and otherwise by phone and email while located in England and Singapore. Magor Decl. ¶¶ 12-14 The agreement mandates that any required notices be sent to Biwater Holdings in the United Kingdom and Sembcorp Utilities in Singapore. Savitt Decl., Ex. 8 at 11-12.3 In these circumstances, Biwater could not have foreseen that it would be haled into court in New York. See World-Wide Volkswagen Corp. v. Woodson, 444 U.S. 286 (1980) (no jurisdiction in Oklahoma where New York-based dealers only made sales to customers in New York area); Bersch v. Drexel Firestone, Inc., 519 F.2d 974, 998-99 (2d Cir. 1975) (Friendly, J.) (no personal jurisdiction under Exchange Act where a Canadian investment firm “arrang[ed] with American brokers for its Canadian customers to buy or sell securities traded in American markets”); Leasco Data Processing Equip. Corp., 468 F.2d at 1341 (foreseeability in specific jurisdiction “must be applied with caution, particularly in an international context”).

Nor can Cascal rely on the New York forum-selection clause in the Transaction Agreement between Sembcorp and Biwater as a basis for jurisdiction here. Am. Compl. ¶ 18; see Savitt Decl., Ex. 8 at 12-13. Cascal is not a signatory to the Transaction Agreement. A nonsignatory may invoke a forum-selection clause only if it demonstrates that it is so “closely related” to one of the signatories that “the non-party’s enforcement of the forum selection clause is foreseeable by virtue of the relationship between the signatory and the [nonsignatory].” Direct Mail Prod. Servs. Ltd. v. MBNA Corp., 2000 WL 1277597, at *3 (S.D.N.Y. Sept. 7, 2000) (internal quotation marks omitted). Plaintiff has failed to make anything approaching such a showing of foreseeability here, and numerous provisions of the Transaction Agreement point decisively in the opposite direction.

[3]	Copies of such notices also must be sent to the parties’ counsel in London and New York, but such copies do not constitute notice. Transaction Agreement § 18(a).

First, the agreement includes the following “No Third-Party Beneficiaries” clause:

The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, provided, however, that the parties hereto agree that upon consummation of the Offer, the Company shall be an intended third party beneficiary of Section 15 hereof, and, as such, the Company may enforce such provisions to the same extent as if it were a party to this Agreement.

Savitt Decl., Ex. 8 at 12. This provision demonstrates that Biwater and Sembcorp intended as a general matter that the agreement be “solely for the benefit of each party” and did not intend to grant rights to any nonparty to the contract. See APA Excelsior III L.P. v. Premiere Techs., Inc., 49 F. Supp. 2d 664, 671 (S.D.N.Y. 1999) (declining to enforce a forum-selection clause where the contract “contains language specifying that non-parties may not take advantage of its terms”).4

Second, the Transaction Agreement includes the following “Assignment; Binding Effect” clause:

Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement, except that Purchaser may assign its rights hereunder to any direct or indirect wholly owned subsidiary. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

[4]

The “No Third-Party Beneficiaries” clause also shows that the parties to the contract carved out one narrow exception to this general rule, expressly granting third-party beneficiary status to Cascal for enforcement of Section 15 of the agreement, which pertains to non-competition and employee non-solicitation. Thus, when Biwater and Sembcorp intended to vest plaintiff with the right to enforce a provision of the agreement, they did so explicitly. It is significant that the agreement does not expressly grant plaintiff the right to enforce the forum selection clause.

Savitt Decl., Ex. 8 at 12. The assignment clause confirms the intent of the third-party beneficiary clause: that no right or obligation under the contract could be assigned to a nonsignatory emphasizes that the agreement was made for the exclusive benefit of the parties.5

The Transaction Agreement thus provides no basis on which the parties might have foreseen that Cascal would attempt to enforce the forum-selection clause against defendants or to otherwise confer rights or benefits upon Cascal. The clause provides no basis for the exercise of specific jurisdiction over defendants in this Court.6

C.	The exercise of personal jurisdiction would be unreasonable in this case.

Even if a defendant has sufficient contacts with the United States under the minimum contacts test, personal jurisdiction may be “defeated” if it would be unreasonable based on an evaluation of the following factors:

(1) the burden that the exercise of jurisdiction will impose on the defendant; (2) the interests of the forum state in adjudicating the case; (3) the plaintiff’s interest in obtaining convenient and effective relief; (4) the interstate judicial system’s interest in obtaining the most efficient resolution of the controversy; and (5) the shared interest of the states in furthering substantive social policies.

Metro. Life Ins., 84 F.3d at 568. Each of these factors weighs strongly against this Court’s assertion of personal jurisdiction over defendants in this case. In view of these factors — all of which are discussed more fully below in support of Biwater’s forum non conveniens motion —

[5]

The assignment clause carves out one narrow exception, expressly granting Sembcorp the right to assign its rights to any wholly owned subsidiary. Notably absent is an exception permitting the assignment of any rights to Cascal.

[6]

Judge Stein’s Direct Mail decision effectively illustrates the showing a nonsignatory must make to invoke a forum selection clause. There, the nonsignatories seeking to enforce the forum selection clause were affiliates of one of the parties to the agreement, which governed the ownership and use of certain databases. The agreement included several provisions “indicat[ing] that the signatories intended the contract to benefit” the nonsignatory affiliates. Id. at *4. One provision explained that the purpose of the agreement was to provide data “for use by” the nonsignatories; another clause provided that one of the parties would not use the data “for the benefit of any third party other than” the nonsignatory affiliates; and yet another clause provided that a breach of confidence by one of the nonsignatories would constitute grounds for termination. Id. Given these provisions, the agreement was intended to “confer a pecuniary benefit on” the nonsignatory affiliates, and it was “entirely foreseeable” that disputes involving the nonsignatories would arise from the contract. Id. at *4-*5. Absent such a showing — and no showing at all has been made here — a nonsignatory is simply not permitted to rely on someone else’s contract to hale third parties into court.

and “[c]onsidering the international context, the heavy burden on the alien defendant[s], and the slight interests of the plaintiff and the forum State, the exercise of personal jurisdiction by a [federal] court over [defendants] in this instance would be unreasonable and unfair.” Asahi Metal Indus. Co. v. Super. Ct. of Cal., Solano County, 480 U.S. 102, 116 (1987).

POINT II

THIS COURT SHOULD DISMISS THIS ACTION UNDER

THE DOCTRINE OF FORUM NON CONVENIENS.

Even if this Court were to assert personal jurisdiction over the defendants, this action should be dismissed on forum non conveniens grounds.7 The Second Circuit’s forum non conveniens analysis entails a three-step inquiry: “At step one, a court determines the degree of deference properly accorded the plaintiff’s choice of forum. At step two, it considers whether the alternative forum proposed by the defendants is adequate to adjudicate the parties’ dispute. Finally, at step three, a court balances the private and public interests implicated in the choice of forum.” Norex Petroleum Ltd. v. Access Indus., Inc., 416 F.3d 146, 153 (2d Cir. 2005). Although “there is no algorithm that assigns precise weights to the factors that inform forum non conveniens determinations[,] . . . it simply stands to reason that the weaker the connection between a plaintiff’s U.S. activities . . . and the events at issue in the lawsuit, the more likely it is that defendants attacking the plaintiff's choice of a U.S. forum will be able to marshal a successful challenge to that choice.” First Union Nat’l Bank v. Paribas, 135 F. Supp. 2d 443, 448 (S.D.N.Y. 2001), aff’d sub nom. First Union Nat’l Bank v. Arab African Int’l Bank, 48 F. App’x 801 (2d Cir. 2002).

[7]	This Court may dismiss the case on forum non conveniens grounds before ruling on any jurisdictional challenge. Sinochem Int’l Co. Ltd. v. Malaysia Int’l Shipping Corp., 549 U.S. 422 (2007).

A.	Plaintiff’s choice of forum should be afforded limited deference.

The “first level of inquiry” on a forum non conveniens motion “pertains to determining whether the plaintiff’s choice [of forum] is entitled to more or less deference.” Pollux Holding Ltd. v. Chase Manhattan Bank, 329 F.3d 64, 70 (2d Cir. 2003) (internal quotation marks omitted). “[A] foreign resident’s choice of a U.S. forum should receive less consideration” because “it ‘is much less reasonable’ to presume that the choice was made for convenience.” Iragorri v. United Techs. Corp., 274 F.3d 65, 71 (2d Cir. 2001) (en banc) (quoting Piper Aircraft Co. v. Reyno, 454 U.S. 235, 256 (1981)).

Cascal is a Dutch corporation with headquarters in the United Kingdom and operations throughout the world. Cascal has no office or operations in the United States. Where, as here, a foreign plaintiff chooses to bring suit in a U.S. court, “a plausible likelihood exists that the selection was made for forum-shopping reasons . . . . Even if the U.S. district was not chosen for such forum-shopping reasons, there is nonetheless little reason to assume that it is convenient for a foreign plaintiff.” Iragorri, 274 F.3d at 71. The U.S. forum choice of a foreign plaintiff (such as Cascal), to sue foreign defendants (such as Biwater and Sembcorp), in connection with transaction based on foreign law (such as those at issue here), is thus entitled to minimum deference.

B.	The United Kingdom is an adequate alternative forum.

The next step in the forum non conveniens analysis is that “the court must determine that there is an adequate alternative forum.” Alfadda v. Fenn, 159 F.3d 41, 45 (2d Cir. 1998). “An alternative forum is adequate if the defendants are amenable to service of process there, and if it permits litigation of the subject matter of the dispute.” Pollux Holding, 329 F.3d at 75 (citing Piper Aircraft, 454 U.S. at 254 n.22). When the defendants are amenable to service in the foreign forum, only in “rare circumstances” will the forum be deemed inadequate, as “dismissal on grounds of forum non conveniens may be granted even though the law applicable in the alternative forum is less favorable to the plaintiff’s chance of recovery.” Piper Aircraft, 454 U.S. at 250. To show inadequacy, it is thus not enough for plaintiff to show that the law to be applied in the foreign forum would be less favorable to it; rather, it must “‘plainly demonstrate that [it is] highly unlikely to obtain basic justice [in the foreign jurisdiction].’” In re Air Crash Near Peixoto de Azevedo, Brazil, on Sept. 29, 2006, 574 F. Supp. 2d 272, 283 (E.D.N.Y. 2008) (citations omitted).

Under these standards, there can be no question that an adequate alternative forum exists in this case: the United Kingdom, where plaintiff has its principal executive office, Biwater is both incorporated and headquartered, and Sembcorp maintains operations. Courts in this Circuit have consistently found the United Kingdom to be an adequate alternative forum in forum non conveniens cases. See, e.g., First Union Nat’l Bank, 135 F. Supp. 2d at 446 n.7 (noting the Second Circuit’s observations that English courts are “exemplary in their fairness and commitment to the rule of law” and are “neutral and just forums” (citations omitted)); Capital Currency Exch., N.V. v. Nat’l Westminster Bank PLC, 155 F.3d 603, 609-11 (2d Cir. 1998); Europe & Overseas Commodity Traders, S.A. v. Banque Paribas London, 940 F. Supp. 528, 537 (S.D.N.Y. 1996) (England adequate for securities fraud claims), aff’d on other grounds, 147 F.3d 118 (2d Cir. 1998).

Each of the defendants in this case is amenable to service of process in the United Kingdom. Biwater is amenable to service in the United Kingdom by virtue of its incorporation and residency in England. Sembcorp has appointed an agent for service of process in the United Kingdom and is therefore likewise amenable to service in the United Kingdom.

In addition, the potential remedies available to plaintiff in the United Kingdom are more than adequate. Federal courts, including the Second Circuit, have uniformly found English law to be an adequate substitute for federal securities law. See Europe & Overseas Commodity Traders, 940 F. Supp. at 537 (dismissing federal securities claims on forum non conveniens grounds where “an English forum applying English law would provide plaintiff with an adequate remedy”); Stamm v. Barclays Bank of New York, 153 F.3d 30, 33 (2d Cir. 1998) (choice-of-law provisions were not “a waiver of the protections of the securities laws” because “English law remains adequate to discourage fraud and misrepresentation”; citing decisions from six other circuits reaching same conclusion). These remedies belie any possible contention that the United Kingdom would somehow be an inadequate forum for plaintiff.8

C.	The public and private interest factors weigh heavily in favor of dismissal.

The final step of the forum non conveniens analysis requires the Court to “balance[] public and private interests, giving deference to the plaintiff’s choice of forum, to determine whether the balance strongly favors dismissal.” Carey v. Bayerische HypoUnd Vereinsbank AG, 370 F.3d 234, 237 (2d Cir. 2004). The private interests to be considered include:

the interests of the litigants in having the case tried in a particular forum; the relative ease of access to sources of proof; the availability of compulsory process for attendance of unwilling, and the cost of obtaining attendance of willing, witnesses; the possibility of a view of relevant premises, if such a view would be appropriate to the action; and, all other practical problems that make trial of a case easy, expeditious and inexpensive.

[8]

Finally, there is no question that “federal courts possess the power to invoke the forum non conveniens doctrine in a private action claiming a violation of American anti-fraud securities statutes.” Howe v. Goldcorp Invs., Ltd., 946 F.2d 944, 945 (1st Cir. 1991) (Breyer, C.J.). It would be “clearly wrong” to assert “that forum non conveniens dismissal is never appropriate when a plaintiff alleges a federal securities . . . cause of action,” and, in fact, the Second Circuit has “specifically held to the contrary.” Alfadda, 159 F.3d at 47 (citing Allstate Life Ins. Co. v. Linter Group Ltd., 994 F.2d 996, 1002 (2d Cir. 1993)); accord, e.g., In re EADS Co. Secs. Litig., 2010 WL 1191888, at *10; Otor, S.A. v. Credit Lyonnais, S.A., 2006 WL 2613775, at *4 n.11 (S.D.N.Y. Sept. 11, 2006); Europe & Overseas Commodity Traders, 940 F. Supp. at 537 (the fact that “at the heart of plaintiff’s action are claims under the federal securities laws . . . does not . . . make the United Kingdom a per se inadequate forum”).

Id. (citing Gulf Oil Corp. v. Gilbert, 330 U.S. 501, 508 (1947)). The public interest factors to be considered include:

court congestion; the interest of forums in having local disputes decided at home; and, the interest in having issues of law decided by courts of the nation whose law is involved.

Id. (citing Gulf Oil, 330 U.S. at 508-09).

1.	The private interests.

The private interests point in favor of forum non conveniens dismissal:

Access to proof and convenience of witnesses. The relative accessibility of sources of proof weighs strongly in favor of the United Kingdom. Whatever it was that prompted Cascal to come to the United States to sue a company with which it shares an office building near London, it could hardly have been any notion of convenience for witnesses or the accessibility of relevant evidence. The potential witnesses in this case are the Cascal, Biwater, and Sembcorp executives and directors who negotiated and approved the Letter Agreement, the NDA, and the Transaction Agreement; and the employees of the parties and their legal and financial advisors who were involved in sharing and reviewing the confidential information that plaintiff claims was misused. Apart from certain New York-based lawyers who participated in the drafting of the confidentiality agreements, the only witnesses to the negotiation of the contracts and the use of confidential information under those contracts are based where the parties and their financial advisors are domiciled — in the United Kingdom, the Netherlands, and Singapore. Magor Decl. ¶¶ 9-11.

Thus, in the event the case were to proceed to trial here, the parties would need to transport most or all of the witnesses from Europe and Singapore to testify. Where “there are few if any potential witnesses in New York or, for that matter, in the United States,” and “substantially all of the likely willing witnesses reside either in England or in [Asia], . . . there simply is no denying the fact that the cost and inconvenience for these individuals of a trial in London [or the Netherlands] would be far less than that of a trial in New York.” First Union Nat’l Bank, 135 F. Supp. 2d at 449.9

As with the testimonial evidence, most of the documentary evidence relevant to plaintiff’s claims, which includes drafts of the various contracts, emails reflecting negotiations among the parties and discussions within each entity, board minutes reflecting internal discussions and decision making, and the confidential Cascal information that Sembcorp allegedly misused, are presumably likewise located in England, the Netherlands, and Singapore. See First Union Nat’l Bank, 135 F. Supp. 2d at 449 (noting that most of the documentary evidence was in London, with few documents in the United States).

Both the access to proof factor and the convenience of witnesses factor thus tilt clearly in favor of an English forum.

Compulsory process. The availability of compulsory process over unwilling witnesses, which is a relevant factor because of the “strong preference for live trial testimony,” further weighs in favor of the United Kingdom. First Union Nat’l Bank, 135 F. Supp. 2d at 450. As this Court has explained:

Unwilling English witnesses could be compelled to testify in person only if the trial were held in England. And even if depositions in theory might be an acceptable substitute for live testimony, adequate depositions of unwilling witnesses would be difficult or impossible to obtain under the [Hague] Convention. British reservations to the Convention make it unavailable as a means of obtaining pretrial discovery as distinct from trial testimony. It therefore is reasonable to suppose that an unwilling witness would challenge any effort to take the witness’ testimony as forbidden discovery. Even if unsuccessful in blocking a deposition altogether, the witness would be entitled to insist upon adherence to English trial procedure, which forbids impeachment by the party calling the witness. . . . In sum, insisting on a trial in New York unquestionably would deprive the finder of fact of the live testimony of unwilling English witnesses and quite likely would deprive it of a meaningful substitute in the form of depositions.

[9]	As for Sembcorp’s executives in Singapore, there is no reason to believe a trial in the United Kingdom would be any less convenient than a trial in New York. See Alfadda, 159 F.3d at 47.

Id. (footnotes omitted). Compulsory process is likely to be important here because the testimony of nonparty witnesses, such as representatives of the parties’ financial advisors, are relevant to plaintiff’s claims.

The fact that plaintiff purports to assert securities fraud claims enhances the importance of the ability to secure witness testimony in this action: “‘where, as here, [plaintiff] ha[s] alleged fraud, live testimony of key witnesses is necessary so that the trier of fact can assess the witnesses’ demeanor.’” Alfadda, 159 F.3d at 48 (quoting Allstate, 994 F.2d at 1001). As then-Chief Judge Breyer put it: “Compulsory process would seem especially important where, as here, fraud and subjective intent are elements of the claim, making the live testimony of witnesses for the purposes of presenting demeanor evidence essential to a fair trial.” Howe, 946 F.2d at 952.

2.	The public interests.

The public interest factors likewise point in favor of forum non conveniens dismissal:

Local interest. “[T]he interest in having local disputes settled locally weighs heavily against the United States as a forum.” Alfadda, 159 F.3d at 46. Here, a corporation headquartered in England (Cascal), alleges that a corporation organized and headquartered in England (Biwater) and another organization with substantial operations in England (Sembcorp) misused confidential information [located in England] in breach of contracts substantially negotiated by the principals in England and governed by English law. It could not be any clearer that England has a far stronger interest than the United States in settling this dispute. See Allstate, 994 F.2d at 1002 (dismissing a securities fraud case and concluding that where the alleged “actions undertaken by the [defendants] in furtherance of the alleged fraud were carried out in [a foreign country] by [foreign] corporations, there is a strong local interest in trying this case in [the foreign forum]”).

Governing law. The governing law factor likewise points decisively toward dismissal here. Plaintiff’s claims are all rooted in the charge that Sembcorp and Biwater breached the NDA and the Letter Agreement, respectively. Each of these contracts contains a choice-of-law provision specifying that it is governed by English law, so there is no doubt that the adjudication of these claims will require the application of English law and that England accordingly has a strong interest in this case. See Do Rosário Veiga v. World Meteorological Org., 486 F. Supp. 2d 297, 307 (S.D.N.Y. 2007) (where “the bulk of [plaintiff’s] common law claims would require application of principles of [foreign] law,” the case “should be tried in a forum familiar with the law governing the case”).

Plaintiff’s attempt to plead a federal securities law claim does nothing to change the analysis. The courts routinely hold that the existence of tagalong U.S. law claims does not defeat forum non conveniens — the U.S. tail will not be permitted to wag the foreign dog. See, e.g., Otor, 2006 WL 2613775, at *5 (“The fact that plaintiffs have alleged claims based on the securities laws of this country is not compelling in this [forum non conveniens] analysis” when “litigating this dispute in France would allow this court to avoid the delicate task of properly applying French law”); CCS Int’l v. ECI Telesystems, Ltd., 1998 WL 512951, at *13 (S.D.N.Y. Aug. 18, 1998) (“[B]ecause at least six of plaintiffs’ seven substantive legal claims are likely governed by Israeli law, the interest in having foreign tribunals apply foreign law tilts strongly in defendants’ favor.”). This principle applies with special force where — as here — a plaintiff has pleaded facially implausible U.S. securities law claims with the obvious intention of manufacturing federal court jurisdiction. See infra Part III.10 The governing law factor thus weighs powerfully in favor of forum non conveniens dismissal.

[10]	Furthermore, plaintiff’s purported Rule 10b-5 claim — that Sembcorp plans to engage in insider trading on the basis of allegedly confidential Cascal information — ultimately depends on English law. Setting aside the fatal defects identified infra Part III, plaintiff’s 10b-5 claim is potentially viable only if Sembcorp has an English-law contractual duty to maintain the confidentiality of such information. This is because the restrictions on information contained in the NDA and the Letter Agreement are the only asserted source of Sembcorp’s alleged duty to maintain Cascal information in confidence. See generally United States v. O’Hagan, 521 U.S. 642 (1997) (Section 10(b) claims require a prior duty of confidentiality). Because plaintiff grounds such a duty in the NDA between Biwater and Sembcorp, Am. Compl. ¶¶ 22-26, 42, a court would have to interpret a contract governed by English law to determine whether any such duty actually exists.

Forum burden. In contrast with the evident English interest in adjudicating contracts between English entities that were signed in England and are governed by English law, there is no persuasive reason to “burden [New York] jurors with a case that has, at best, a distant relation to or impact on their community.” Ilusorio v. Ilusorio-Bildner, 103 F. Supp. 2d 672, 679 (S.D.N.Y. 2000). Virtually all of the relevant conduct has occurred in the United Kingdom, the Netherlands, or Singapore, and the overwhelming majority of the individuals involved reside in those three countries. See id. (the forum with the greatest interest in the litigation was the Philippines, because “all of the significant events took place there” and “virtually all of the witnesses” were located there). Nor is plaintiff a New York resident, a consideration that further tilts the forum burden factor toward the United Kingdom. See BFI Group Divino Corp. v. JSC Russian Aluminum, 481 F. Supp. 2d 274, 287 (S.D.N.Y. 2007) (“The action essentially amounts to a dispute between California and Russian companies over their interactions with the Nigerian government . . . . A New York jury therefore has little interest in adjudicating it.”), aff’d, 2008 WL 4810779 (2d Cir. Nov. 4, 2008). In these circumstances, “the utterly tangential relationship of this dispute to the United States makes the imposition of the burden of these cases on U.S. jurors, courts, and taxpayers inappropriate.” First Union Nat’l Bank, 135 F. Supp. 2d at 454; see also Reers v. Deutsche Bahn AG, 320 F. Supp. 2d 140, 160 (S.D.N.Y. 2004) (“[T]o ask residents of the Southern District of New York to hear what would clearly be a lengthy and complex trial, involving Connecticut residents harmed by activities that occurred entirely in Europe, would be a significant burden.”).

POINT III

PLAINTIFF’S CLAIMS ARE FACIALLY DEFICIENT AND THUS INSUFFICIENT TO

SUPPORT SUBJECT MATTER JURISDICTION OR VENUE IN THIS COURT.

Plaintiff’s sole basis for federal jurisdiction in this action is its purported federal securities law claims. These purported claims are also the only U.S.-law claims that could support venue under the Second Circuit’s Iragorri factors. But these claims are facially defective: they are raised without standing and against parties who cannot be sued, and they fail to meet the pleading requirements governing securities fraud claims.

Cascal’s Section 10(b) claim. Cascal purports to bring a claim under Section 10(b) and Rule 10b-5 to enjoin Sembcorp from accepting tenders of Cascal stock. The basis of this claim is that Sembcorp possesses nonpublic information regarding Cascal — information that Cascal gave to Sembcorp for the express purpose of making a tender offer for Cascal stock.

The claim fails. It is well-settled that Section 10(b) and Rule 10b-5 can be invoked in a private damages action only “by a purchaser or seller of securities to remedy fraud associated with his or her own sale or purchase of securities.” Merrill Lynch, Pierce, Fenner & Smith, Inc. v. Dabit, 547 U.S. 71, 79 (2006). Cascal is not a purchaser or seller — it has not alleged that it is undertaking any sale or purchase of its own shares that would give it standing to assert a damages claim against Sembcorp. And the limited exceptions to the purchaser/seller standing requirement for plaintiffs seeking injunctive relief, see United States v. Newman, 664 F.2d 12, 17 (2d Cir. 1981), plainly do not apply in the circumstances here, when a target company is seeking to thwart a tender offer. To the contrary: “[e]ach time a court in this Circuit has addressed the question in the context of a tender offer, it has denied the target standing to seek a preliminary injunction under Section 10(b) and Rule 10b-5,” John Labatt Ltd. v. Onex Corp., 890 F. Supp. 235, 247 (S.D.N.Y. 1995), and “any exception to [the purchaser/seller requirement] that there otherwise may be for private injunctive actions does not operate in favor of a target’s management seeking to enjoin the activities of a tender offeror,” Simon DeBartolo Group, L.P. v. Richard E. Jacobs Group, Inc., 186 F.3d 157, 171 (2d Cir. 1999) (citing John Labatt).

Cascal’s Section 14(e) claim. Cascal also claims that Sembcorp has violated or will violate Section 14(e) by proposing a tender offer for Cascal’s shares while in possession of material nonpublic information. The claim also fails on its face because Rule 14e-3, which prohibits insider trading on the basis of material information relating to a tender offer, expressly applies only to persons other than the tender offeror. The Rule states:

If any person has taken a substantial step or steps to commence, or has commenced, a tender offer (the “offering person”), it shall constitute a fraudulent, deceptive or manipulative act or practice within the meaning of Section 14(e) of the Act for any other person who is in possession of material information relating to such tender offer which information he knows or has reason to know is nonpublic and which he knows or has reason to know has been acquired directly or indirectly from (1) the offering person, (2) the issuer of the securities sought or to be sought by such tender offer, or (3) any officer, director, partner or employee of any other person acting on behalf of the offering person or such issuer, to purchase or sell or cause to be purchased or sold any of such securities . . . unless within a reasonable time prior to any purchase or sale such information and its source are publicly disclosed by press release or otherwise.

17 C.F.R. 240.14e-3(a) (emphasis added).

The Rule is thus clear on its face that it applies to everyone except the tender offeror.11 Confirming the plain words of the Rule, the SEC has specifically instructed that “any other person” refers to “someone other than the offering person.” Securities Exchange Act Release No. 17120, 1980 WL 20869, at *6 n.34 (Sept. 4, 1980). As the SEC explained, Rule 14e-3 “does

[11]	The Rule also clearly exempts “[s]ale(s) by any person of [the security involved in the tender offer] to the offering person.” 17 C.F.R. 240.14e-3(c)(2).

not proscribe purchases or sales of securities to be sought or sought in a tender offer by the person who has taken a substantial step or steps to commence or has commenced the tender offer” — that is, the tender offeror. Accordingly, Cascal cannot sustain a Rule 14e-3 claim against Sembcorp.

Cascal’s aiding and abetting claim. Plaintiff alleges that by entering into the Transaction Agreement, Biwater aided and abetted Sembcorp’s alleged violations of Sections 10(b) and 14(e). The Supreme Court has repeatedly held that “a private plaintiff may not maintain an aiding and abetting suit under § 10(b).” Central Bank of Denver, N.A. v. First Interstate Bank of Denver, N.A., 511 U.S. 164, 191 (1994); see also Stoneridge Invest. Partners, LLC v. Scientific-Atlanta, Inc., 552 U.S. 148, 158 (2008) (“The § 10(b) implied private right of action does not extend to aiders and abettors.”); In re Ivan F. Boesky Secs. Litig., 36 F.3d 255, 263-64 (2d Cir. 1994) (private claim of aiding and abetting of insider trading “is precluded by Central Bank as a matter of law”). The holding of Central Bank applies with full force to Section 14(e), see In re Motel 6 Secs. Litig., 161 F. Supp. 2d 227, 234-35 (S.D.N.Y. 2001), so there is likewise no implied private right of action for aiding and abetting under Rule 14e-3.12

Failure to satisfy pleading requirements. Securities-fraud claims are subject to “heightened pleading requirements” that require far more particularity than the ordinary notice pleading standard of Rule 8(a). ATSI Commc’ns., Inc. v. Shaar Fund, Ltd., 493 F.3d 87, 99 (2d Cir. 2007). “First, a complaint alleging securities fraud must satisfy Rule 9(b),” id., which provides that “a party must state with particularity the circumstances constituting fraud,” Fed. R. Civ. P. 9(b). Plaintiff also must satisfy the “[e]xacting pleading requirements” of the Private

[12]	Cascal’s aiding-and-abetting claims are incoherent as well as impermissible. Cascal accuses Biwater of helping Sembcorp to “diminish[] [the] value” of Cascal shares, despite Biwater’s possession of material nonpublic information suggesting that Cascal’s shares are worth more. Am. Compl. ¶ 46. But Biwater, as the holder of nearly 60 percent of Cascal’s stock, has the most to lose by facilitating an unfairly low tender offer. The Amended Complaint never alleges a reason why Biwater would engage in such irrational conduct.

Securities Litigation Reform Act (“PSLRA”), which Congress enacted as a “check against abusive [securities] litigation by private parties.” Tellabs, Inc. v. Makor Issues & Rights, Ltd., 551 U.S. 308, 313 (2007). The PSLRA mandates that “the court shall . . . dismiss the complaint” if the statute’s exacting pleading requirements are not met. 15 U.S.C. § 78u-4(b)(3)(A).

Plaintiff has failed to satisfy Rule 9(b) and the PSLRA in two distinct ways. First, a fundamental element of an insider trading claim is that the trades at issue were made on the basis of “material, non-public information.” United States v. Cusimano, 123 F.3d 83, 87 (2d Cir. 1997). Despite repeatedly claiming that Sembcorp is going to misuse Cascal’s confidential information by trading on the basis of that information, Am. Compl. ¶¶ 1, 7, 8, 38, 43-46, plaintiff provides no details about, among other things, what that information is, who received it and when, how it was used, and why it is material. See DiLeo v. Ernst & Young, 901 F.2d 624, 627 (7th Cir. 1990) (Easterbrook, J.) (Rule 9(b) requires “the who, what, when, where, and how”); 15 U.S.C. § 78u-4(b)(1) (securities fraud complaint “shall specify each statement alleged to have been misleading, the reason or reasons why the statement is misleading, and, if an allegation regarding the statement or omission is made on information and belief, the complaint shall state with particularity all facts on which that belief is formed”). The only details plaintiff provides about the information underlying its insider trading claims is that it was in a “data room” and that it included certain categories of documents — that’s all they plead. Am. Compl. ¶¶ 28-29. Such vague allegations are insufficient to satisfy the pleading requirements of Rule 9(b) and the PSLRA. See San Leandro Emergency Med. Group Profit Sharing Plan v. Philip Morris Cos., 75 F.3d 801, 812 (2d Cir. 1996) (“Plaintiffs’ unsupported general claim of the   existence of confidential company sales reports that revealed the larger decline in sales is insufficient to survive a motion to dismiss.”).13

[13]	See also Fishbaum v. Liz Claiborne, Inc., 1999 WL 568023, at *3 (2d Cir. July 27, 1999) (“general assertions” of “monthly and weekly internal reports on the company’s performance” and “weekly meetings” insufficient; plaintiffs failed to “identify specific reports or meetings, name the actors involved, or indicate the substance of the data or conversations”); In re Forest Labs., Inc. Deriv. Litig., 450 F. Supp. 2d 379, 390 (S.D.N.Y. 2006) (rejecting insider trading as a basis for demand futility where “[t]he Complaint does not identify any types of reports, studies, or analyses made available to the Board, or board meeting minutes reflecting conversations from which the Court may infer that the Outside Directors had actual knowledge of the Danish study or any other alleged inside information”).

Second, the PSLRA provides that “the complaint shall, with respect to each act or omission alleged to violate this chapter, state with particularity facts giving rise to a strong inference that the defendant acted with the required state of mind.” 15 U.S.C. § 78u-4(b)(2) (emphasis added). The required state of mind for securities fraud is “scienter — intent to deceive, manipulate, or defraud.” Ernst & Ernst v. Hochfelder, 425 U.S. 185, 193 (1976) (Section 10(b)); see Conn. Nat’l Bank v. Fluor Corp., 808 F.2d 957, 961 (2d Cir. 1987) (Section 14(e)). An inference of scienter must be “powerful,” “cogent,” “compelling,” and “thus strong in light of other explanations.” Tellabs, 551 U.S. at 323-24. To survive dismissal, the inference of scienter must be “at least as compelling as any opposing inference one could draw from the facts alleged.” Id. at 324 (emphasis added).

Here, plaintiff has failed to make any allegations regarding defendants’ scienter at all — let alone allegations creating a powerful or compelling inference of scienter. Plaintiff’s claims boil down to the theory that by announcing its tender offer, Sembcorp failed to keep its purported promise to maintain the confidentiality of certain information under the NDA; and that by approving the tender offer, Biwater failed to keep its purported promise under the Letter Agreement. “[T]he failure to carry out a promise in connection with a securities transaction might constitute breach of contract,” ATSI Commc’ns, 493 F.3d at 105, but “[i]t does not constitute [securities] fraud unless, when the promise was made, the defendant secretly intended not to perform or knew that he could not perform,” Mills v. Polar Molecular Corp., 12 F.3d 1170, 1176 (2d Cir. 1993); see also Gurary v. Winehouse, 190 F.3d 37, 44 (2d Cir. 1999) (Kaplan, J.) (such a claim is “fundamentally flawed”).

Supplemental jurisdiction unwarranted. The only alleged basis for federal jurisdiction over the remaining claims in the Amended Complaint arises from the supplemental jurisdiction statute, 28 U.S.C. § 1367. Where, as here, plaintiff’s federal claims must be rejected and only purely non-federal claims remain, “the balance of factors to be considered under the pendent jurisdiction doctrine — judicial economy, convenience, fairness, and comity — will point toward declining to exercise jurisdiction over the remaining [non-federal] claims.” Carnegie-Mellon Univ. v. Cohill, 484 U.S. 343, 350 n.7 (1988). The Supreme Court thus has instructed that where “the federal claims are dismissed before trial, . . . the [non-federal] claims should be dismissed as well.” United Mine Workers of Am. v. Gibbs, 383 U.S. 715, 726 (1966). Implementing this rule, the Second Circuit requires that district courts dismiss supplemental non-federal claims upon the dismissal of all federal claims. Martinez v. Simonetti, 202 F.3d 625, 636 (2d Cir. 2000) (collecting cases); Kolari v. N.Y.-Presbyterian Hosp., 455 F.3d 118, 124 (2d Cir. 2006) (reversing for abuse of discretion a district court that retained jurisdiction in these circumstances). Courts have thus uniformly refused to exercise supplemental jurisdiction when dismissing federal securities law claims. See, e.g., Marland v. Heysel, 2008 WL 2704318, at *3 (S.D.N.Y. July 10, 2008) (Kaplan, J.); Small v. Arch Capital Group, Ltd., 2005 WL 696903, at *7, *10 (S.D.N.Y. Mar. 24, 2005) (dismissing securities fraud claim that was “nothing more than a breach of contract claim masquerading as a Section 10(b) claim” and declining to exercise supplemental jurisdiction).14

[14]	Although the Court need not evaluate plaintiff’s two English-law breach of contract claims, they fail under the clear words of the contracts. As to the NDA between Sembcorp and Biwater, Cascal claims that Sembcorp

CONCLUSION

For all of the reasons set forth above, this Court should dismiss this action pursuant to Fed R. Civ. P. 12(b)(1), (2), and (6) or, in the alternative, on the grounds of forum non conveniens.

Dated: May 12, 2010		Respectfully submitted,

WACHTELL, LIPTON, ROSEN & KATZ

	By:	/s/ Kenneth B. Forrest
Kenneth B. Forrest
John F. Lynch
William Savitt
Won S. Shin

51 West 52nd Street
New York, NY 10019
Telephone: (212) 403-1000
Facsimile: (212) 403-2000
KBForrest@wlrk.com
JLynch@wlrk.com
WDSavitt@wlrk.com

breached two provisions of the NDA between Sembcorp and Biwater regarding the use of Cascal’s confidential information. Am. Compl. ¶¶ 49-50. But Cascal is not a party to that contract and has no standing to enforce it. Cascal alleges that under Section 10.9 of the NDA, it “is entitled to enforce the terms of the NDA against Sembcorp,” Am. Compl. ¶ 48, but Section 10.9 of the NDA provides for enforcement by any third party (including Cascal) only “with the prior written consent of the Seller,” i.e., Biwater. Savitt Decl., Ex. 7 at 7. Biwater has not provided such consent to Cascal, and Cascal does not allege otherwise. Furthermore, Section 10.3 of the NDA expressly provides that “the rights and obligations of this letter will no longer apply in the event that an agreement implementing the Proposed Transaction is executed between the Offeror [i.e., Sembcorp] and the Seller [i.e., Biwater],” Savitt Decl., Ex. 7 at 6 (emphasis added). Sembcorp and Biwater have executed such an agreement, Am. Compl. ¶¶ 6, 32; Savitt Decl., Ex. 8, so it is clear that “the rights and obligations of [the NDA] . . . no longer apply.”

As to the letter agreement, Cascal claims that Biwater breached a provision restricting Biwater from waiving the NDA’s standstill provision. Am. Compl. ¶¶ 53-55. That standstill provision restricted Sembcorp’s acquisition of Cascal shares for 12 months if Sembcorp could not reach a deal with Biwater. Savitt Decl., Ex. 7 at 4- 5. Biwater was expressly permitted to waive the standstill (and has waived it) to allow Sembcorp to make “an offer or tender for all of the share capital of Cascal not already held by it . . . on the same terms (including as to price and form of consideration) for all Cascal shares (including those being acquired from Biwater in the Transaction . . . .” Savitt Decl., Ex. 6 at 2. Cascal asserts that the acquisition of Biwater’s shares in the Tender Offer is not on the “same terms” because Biwater is required to tender its shares in the Tender Offer, while other shareholders are not. Am. Compl. ¶¶ 6, 55. The theory is frivolous. All shareholders (Biwater and the public) are being offered the same shares, at the same price, at the same time — same terms, no differences. That Biwater has agreed to tender into the Sembcorp does not constitute other “terms” of Sembcorp’s offer, especially insofar as the public (but not Biwater) remains free to reject or accept the offer. Cascal’s claims to the contrary are simply unfounded in logic and unsupported by the words and logic of the agreement.

WShin@wlrk.com
Attorneys for Defendants Biwater Investments Ltd. and Biwater Holdings Limited